Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of this 16th day of December 2009, by and between Subramanian “Sundi” Sundaresh (the “Executive”) and Adaptec, Inc. (the “Company”). The Company and Executive are collectively referred to herein as the Parties and individually as a Party.

WHEREAS, the Executive and the Company have determined to provide for the termination of the Executive’s employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Termination of Employment. Effective as of January 4, 2010 (the “Separation Date”), the Executive’s employment with the Company and its affiliates (including, without limitation, as Chief Executive Officer of the Company) shall terminate and the Executive shall cease to be an employee and/or officer of any and all of the foregoing. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

2. Accrued Benefits. The Company shall pay or provide to the Executive the following payments and benefits:

(a) Salary and Vacation Pay. On the Separation Date, the Company shall issue to the Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Separation Date, and (ii) his accrued but unused vacation pay through the Separation Date.

(b) Expense Reimbursements. The Company, within 45 days after the Separation Date, shall reimburse the Executive for any and all reasonable business expenses incurred by the Executive in connection with the performance of his duties prior to the Separation Date, which expenses shall be submitted by the Executive to the Company with supporting receipts and/or documentation no later than 30 days after the Separation Date.

3. Other Benefits. In consideration of, and subject to and conditioned upon the Executive’s execution and non-revocation of the release attached as Exhibit A to this Agreement (the “Release”), the Company shall pay or provide to the Executive the following payments and benefits:

(a) Severance Payment. Within fifteen (15) days of the later of (i) the Separation Date; (ii) the Release Effective Date, defined in Exhibit A hereto; or (iii) February 1, 2010, the Company shall pay to Executive a lump sum severance payment equal to $460,000, less applicable withholdings and deductions. The Parties agree that this amount was determined pursuant to the formula set forth in Section 8(c)(2) of Executive’s Employment Agreement dated August 14, 2007.

(b) Health Insurance Coverage. Within fifteen (15) days of the later of (i) the Separation Date or (ii) the Release Effective Date, defined in Exhibit A hereto, the Company shall begin to reimburse Executive for the premium associated with one (1) year of health insurance coverage pursuant to COBRA, provided Executive is eligible for and timely elects such coverage. Such payments shall be provided in equal monthly installments. Should Executive be provided with comparable health insurance by his next employer, Executive shall promptly notify the Company and such payments shall immediately cease.

(c) Stock Options and Time Based Restricted Stock. As of the Separation Date, the Executive holds unvested stock options and restricted stock of the Company, under the Adaptec, Inc. 2004 Equity Incentive Plan (the “Plan”) for 623,334 shares. All unvested stock options, held by the Executive shall become immediately vested and exercisable as of the later of the Separation Date or the Release Effective Date to the extent not previously vested and exercisable. On the later of the Separation Date or the Release Effective Date, fifty thousand (50,000) shares of Executive’s Restricted Stock granted on August 4, 2008 shall become immediately vested and exercisable and one hundred and seventy five-thousand (175,000) shares of Executive’s Restricted Stock granted on April 2, 2009 and August 3, 2009 shall be cancelled. The period in which Executive may exercise his stock options pursuant to the Plan shall be extended until the later of (A) six months after a closing of a Sale of the Operations, defined in Schedule A to the Consulting Agreement attached as Exhibit B hereto, or (B) September 30, 2010; provided however that the stock options granted to Executive on September 19, 2005 for an aggregate of 100,000 shares shall in no event be extended beyond September 18, 2010.

(d) Indemnification. The Company shall indemnify the Executive pursuant to the terms of the Adaptec, Inc. Indemnification Agreement executed by Executive on February 13, 2007, which are incorporated herein by reference.

(e) Legal Fees. The Company shall reimburse Executive for up to $10,000 for legal fees incurred by Executive relating to negotiating this Agreement upon the presentment of invoices.

(f) Consulting Agreement. the Company and the Executive shall enter into a Consulting Services Agreement in the form attached as Exhibit B (the “Consulting Services Agreement”) and the Company shall provide Executive with a draft press release for the approval of Executive, which approval shall not be unreasonably withheld.

4. Release of Claims. The Executive and the Company agree that, as a condition to the Executive’s right to receive the payments and benefits set forth in Section 3, within 21 days following the Separation Date, the Executive shall execute and deliver to the Company the Release and the Company shall promptly execute the Release.

5. No Change in Control. The Executive acknowledges that, as a condition to the Executive’s right to receive the payments and benefits set forth in Section 3, Executive is not eligible for a Change in Control payment, as such term is defined in Section 8(d) of the Employment Agreement he signed with the Company on August 14, 2007.

6. Return of Property. In connection with the Executive’s role as a consultant following the Separation Date, during the Consulting Period (as defined in the Consulting Services Agreement), the Executive may keep in his possession items of the Company or the Company property that are identified by the Company as appropriate for such role, including without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, laptops, personal digital assistant (PDA) devices, manuals, books, notebooks, financial statements, reports and other documents.

7. Miscellaneous.

(a) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement would cause the Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. The Parties hereby acknowledge and agree that (i) the payments and benefits due to the Executive under Section 3(a) above are payable on account of the Executive’s separation from service within the meaning of Section 409A of the Code which will occur on February 1, 2010, and (ii) such payment is a short term deferral under Section 409A.

(b) Withholding. The Company may withhold from any amounts payable or benefits provided under this Agreement such Federal, state, local, foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation. Notwithstanding the foregoing, the Executive shall be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on the Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A of the Code), and neither the Company, nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes, interest or penalties.

(c) Severability. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d) Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company, and its affiliates, successors and assigns. Except as provided in the next sentence, the Company may not assign this Agreement or delegate any of its obligations hereunder without the prior written consent of the Executive. The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume this Agreement expressly in writing (and deliver a copy to the Executive) and to expressly agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(e) Final and Entire Agreement; Amendment. This Agreement, together with the Release, and Consulting Agreement, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(f) Representation By Counsel. Each of the Parties acknowledges that it or he has had the opportunity to consult with legal counsel of his choice prior to the execution of this Agreement. Without limiting the generality of the foregoing, the Executive acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes. Moreover, the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws that would result in the application of any law other than that of the State of California.

(h) Cooperation in Legal Proceeding. The Executive agrees that, after the Separation Date and for a period of two (2) years following the termination of the Consulting Services Agreement, upon the reasonable request of the Company, the Executive shall exercise reasonable efforts to cooperate with and assist the Company in undertaking and preparing for legal and other proceedings relating to the affairs of the Company and its affiliates. The Executive shall be reimbursed for the reasonable expenses the Executive incurs in connection with any such cooperation and/or assistance. Any such reimbursements shall be paid to the Executive no later than the 15th day of the month immediately following the month in which such expenses were incurred (subject to the Executive’s timely submission to the Company of proper documentation with respect thereto). The amount of any reimbursements that constitute compensation in one year shall not affect the amount of reimbursements constituting compensation that are eligible for payment or reimbursement in any other year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(i) Non-Disparagement. The Board of Directors of the Company on the one hand and Executive on the other hand, agree to refrain from publishing or providing any oral or written statements about Executive or the Company, its affiliates, or any of their officers, directors, managers, employees, agents or representatives, as the case may be, that are disparaging, slanderous, libelous or defamatory, or that disclose private or confidential information about their business affairs, or that constitute an intrusion into their private lives, or that give rise to unreasonable publicity about their private lives, or that place them in a false light before the public, or that constitute a misappropriation of their name or likeness.

(j) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company or the Company: Adaptec, Inc., 691 South Milpitas Blvd., Milpitas, California, 95035 Attention: Chairman and Chief Executive Officer;

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

ADAPTEC, INC.

/s/ MARY L. DOTZ
By: Mary L. Dotz
Title:	CFO

EXECUTIVE

/s/ SUBRAMANIAN SUNDARESH
Subramanian Sundaresh